Exhibit 99.2

311 SMITH INDUSTRIAL BLVD DALTON, GA 30721 706.259.9711

FOR IMMEDIATE RELEASE

INFORMATION:

Leonard F. Ferro

Chief Financial Officer

T: 706.259.2689

Tandus Group Announces the Resignation of Chief Executive Officer Edgar “Mac” Bridger

DALTON, GA, (September 1, 2006) – Tandus Group, Inc. (“Tandus”), the sole shareholder of Collins & Aikman Floorcoverings, Inc. (“C&A Floorcoverings”), announced today that its board of directors has accepted the resignation of Edgar “Mac” Bridger from the boards of Tandus and C&A Floorcoverings, effective August 31, 2006, and as president and chief executive officer of both entities, effective no later than January 27, 2007. After thorough deliberations, the board has concluded that the company would be best served by a change in leadership. Tandus has launched a search to identify a new CEO, and Bridger has agreed to stay on with the company through a transition period to ensure a smooth transfer of leadership and to consult with the company for a period of time thereafter.

“I am very proud of the Tandus team and what has been achieved,” Bridger said. “The company is well positioned for the future. The recent facility consolidation increased manufacturing efficiency and improved customer service. In addition, the recent Best of NeoCon Gold Award for our Beneath the Surface carpet tile collection, making it the third year in a row that Tandus has won gold, illustrates the company’s impressive design capabilities. Tandus and its people have been an important part of my life, and I look forward to their continued success.”

“Tandus has enjoyed many successes during Mac’s tenure. A constant has been his belief in the company,” said the company’s Chairman, Richard J. Goldstein. “We thank Mac for his service and dedication, and count on his assistance through this transition.”

Bridger will remain an equity investor in Tandus following his resignation.

ABOUT TANDUS

Tandus unites the industry’s leading specialized commercial carpet brands – C&A, Monterey, and Crossley. Working in tandem with one another, Tandus draws upon each brand’s individual strengths to offer its customers single-source innovative product design and technology, comprehensive services, and environmental leadership. Based in Dalton, GA, Tandus is a leading global commercial floor coverings company. More information can be found online at www.tandus.com.